Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Fraser Engerman (414) 524-2733 fraser.engerman@jci.com

Julie L. Bushman Elected to Johnson Controls Board of Directors

MILWAUKEE, Nov. 14, 2012—The Board of Directors of Johnson Controls (NYSE: JCI), a global diversified company in the buildings and automotive industries, today elected Julie L. Bushman to serve as a director, effective immediately.

Ms. Bushman is an executive vice president for 3M Company, responsible for the company’s Safety and Graphics business. Prior to her current position, she served as executive vice president, Safety, Security and Protection Services for 3M.

“We are pleased that Julie has joined our Board of Directors. She brings to the board, among other skills and qualifications, manufacturing and technical expertise, management and information technology experience, and leadership in product safety initiatives from her roles in the management of a number of different 3M departments and divisions,” said Chairman and Chief Executive Officer Stephen A. Roell.

Ms. Bushman earned a bachelor’s degree from the University of Wisconsin, River Falls.

About Johnson Controls:

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2012, Corporate Responsibility Magazine recognized Johnson Controls as the #5 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com